Exhibit 10.62

[GH LETTERHEAD]

K. Michael Forrest
Interim Chief Executive officer
AVI BioPharma, Inc.
One SW Columbia
Suite 1105
Portland OR 97258

Dear Michael;

As the largest individual shareholder of AVI BioPharma, Inc. (the “Company”), I am obviously quite interested in the direction that the Company is heading. As you know, since I became a more than 5% shareholder in March 2005, as reflected in my Schedule 13G filings under the Securities Exchange Act of 1934, I have not had any intention or taken any actions to change the management or control of the Company. My position has not changed.

In recent months, the Company has made several changes in management and focus, which I have supported and continue to support.
I also understand that you are contemplating certain additional changes and certain transactions, and you have requested that I execute this letter in connection therewith. Accordingly, as show of support and to better enable the Company to effect these changes and transactions without undue interference or disruption, I agree that for 120 days following the date of any agreement you reach with AVI BioPharma Shareholder Advocacy Trust on or prior to October 29, 2007, 1 will not change my position as a passive shareholder and will not actively support any action of any other shareholder, including the AVI BioPharma Shareholder Advocacy Trust, that may call for additional changes in the Company’s management, Board structure or Board composition, or any transaction that would, if successful, result in a change of control of the Company.

Sincerely,

George Haywood